                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Martek Biosciences Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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
                        MARTEK BIOSCIENCES CORPORATION
                               6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND 21045



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The 2001 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Corporation's headquarters, 6480 Dobbin Road, Columbia, Maryland on Friday, March 16, 2001, at 11:00 a.m. for the following purposes:

      1. To elect three members of the Board of Directors for the term expiring at the 2004 Annual Meeting of Stockholders;

      2. To consider and act upon such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on January 26, 2001 are entitled to notice of and to vote at the meeting.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. THE PERSON EXECUTING THE PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.

      ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE
MEETING.


                                       By Order of the Board of Directors


                                       /s/ GEORGE P. BARKER

                                       GEORGE P. BARKER
                                       Secretary








Columbia, Maryland
February 14, 2001

                        MARTEK BIOSCIENCES CORPORATION
                               6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND 21045

                               PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                MARCH 16, 2001

      This Proxy Statement is furnished on or about February 14, 2001 to stockholders of Martek Biosciences Corporation (the "Corporation"), 6480 Dobbin Road, Columbia, Maryland 21045, in connection with the solicitation by the Board of Directors of the Corporation (the "Board") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on Friday, March 16, 2001 beginning at 11:00 A.M. local time at the Corporation's headquarters, 6480 Dobbin Road, Columbia, Maryland. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure. The proxy solicitation materials were mailed on or about February 14, 2001 to all stockholders of record on January 26, 2001.

      The cost of soliciting proxies will be borne by the Corporation. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Corporation by mail or by personal interview, telephone or telecopy by officers and other management employees of the Corporation, who will receive no additional compensation for their services.

      At the close of business on January 26, 2001, there were 17,852,512 shares of the Common Stock of the Corporation outstanding and entitled to vote at the meeting. Only stockholders of record on January 26, 2001 will be entitled to vote at the meeting, and each share will have one vote.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

      The Board is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, three directors for the term expiring at the 2004 Annual Meeting of Stockholders are to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the record date which are returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board named below. All such nominees are currently directors of the Corporation. There is no nominating committee of the Board.

      Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead of such other person as the Board may recommend.

      The following table presents information concerning persons nominated for election as directors of the Corporation and for those directors whose term of office will continue after the meeting, including their current membership on committees of the Board of Directors, principal occupations or affiliations during the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation see "Beneficial Ownership of Common Stock" and "Compensation."

NOMINEES FOR ELECTION AS A DIRECTOR FOR TERMS EXPIRING IN 2004:

Douglas J. MacMaster, Jr. .......   Member - Compensation Committee.
Age 70                              Mr. MacMaster served in various management
                                    positions at Merck & Co., Inc. from 1961 to 1988, at which time he was appointed
                                    Senior Vice President responsible for ten divisions, including Manufacturing and
                                    Technology, and Pharmaceutical
                                    Manufacturing. Mr. MacMaster retired from
                                    Merck in 1991 and currently serves as a
                                    director for American Precision
                                    Industries, Inc. (industrial supplies),
                                    Neose Technologies, Inc. (biotechnology) and Stratton Mutual Funds. Mr. MacMaster has been a director of the Corporation since 1993.

John H. Mahar...................    Member - Compensation Committee.
Age 66                              Mr. Mahar has served as President of
                                    Hillside Management, a consulting firm,
                                    since 1992. From 1991 to 1992, Mr. Mahar was a Vice President at Salomon Brothers
                                    Inc., serving as a principal for the
                                    Venture Capital Fund. From 1985 to 1991,
                                    Mr. Mahar was Executive Vice President and
                                    Chief Operating Officer of Elf
                                    Technologies, Inc., a venture capital
                                    firm. Mr. Mahar was reelected as a
                                    director of the Corporation in February
                                    1993. Prior to that time, he served as a director of the Corporation from 1988 until 1991.

Eugene H. Rotberg...............    Member - Audit Committee.
Age 71                              Since 1990, Mr. Rotberg has been an
                                    independent advisor to international
                                    development and financial institutions.
                                    From 1987 to 1990, Mr. Rotberg was
                                    Executive Vice President and a member of the Executive Committee at Merrill Lynch &
                                    Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of the World Bank. Mr. Rotberg has been a director of the Corporation since 1992.

DIRECTORS CONTINUING IN OFFICE:

Gordon S. Macklin ..............    Member - Audit Committee.
Age 72                              Mr. Macklin serves as a director for White
                                    Mountains Insurance Group, Ltd, MCI
                                    WorldCom, MedImmune, Inc. (biotechnology), and Spacehab, Inc. (aerospace technology) and director, trustee, or managing general partner, as the case may be, for 47 of the investment companies in the Franklin
                                    Templeton Group of Funds; formerly
                                    Chairman, White River Corporation
                                    (financial services)(until 1998),
                                    Chairman, Hambrecht and Quist Group
                                    (financial services)(until 1992), and
                                    President, National Association of
                                    Securities Dealers, Inc. (until 1987). Mr.
                                    Macklin has been a director of the
                                    Corporation since November 1998. Term
                                    expires in 2003.

Richard J. Radmer, Ph.D. .......    Dr. Radmer, a founder of Martek, has served
Age 58                              since 1985 as a director and as President
                                    and Chief Scientific Officer of the
                                    Company. Prior to 1985, he worked for 17 years at Lockheed Martin Corporation
                                    (formerly Martin Marietta) where he headed the Biosciences Department which performed research to develop new products from microalgae, among other activities. He has served as an Adjunct Associate Professor and Associate Member of the Graduate
                                    Faculty at the University of Maryland. Dr.
                                    Radmer received a Ph.D. in biology, an
                                    M.S. in botany and a B.S. in biochemistry from the University of Chicago. He completed his Ph.D. studies while in residence at Harvard University. Term expires in 2003.

William D. Smart................    Member - Compensation Committee.
Age 74                              From 1955 until his retirement in 1987,
                                    Mr. Smart served in a variety of
                                    capacities for Abbott Laboratories, a
                                    pharmaceutical and healthcare company,
                                    most recently as President of Ross
                                    Laboratories, the nutritional products
                                    division of Abbott Laboratories, and
                                    Corporate Vice President of Abbott
                                    Laboratories. Mr. Smart has been a
                                    director of the Corporation since 1991.
                                    Term expires in 2003.

Jules Blake, Ph.D. .............    Member - Audit Committee.
Age 76                              Dr. Blake served as Vice President of
                                    Research and Development, and later Vice
                                    President, Corporate Scientific Affairs, for Colgate-Palmolive from 1973 until
                                    1989. Following his retirement in 1989,
                                    Dr. Blake accepted an appointment as
                                    Industrial Research Institute Fellow at
                                    the Office of Science and Technology
                                    Policy, Executive Office of the President, where he served until 1991. Dr. Blake also serves as a director for Gene Logic, Inc.
                                    (biotechnology). Dr. Blake has been a
                                    director of the Corporation since 1990.
                                    Term expires in 2002.

Henry Linsert, Jr. .............    Mr. Linsert joined Martek as Chairman of the
Age 60                              Board in 1988 and became Chief Executive
                                    Officer in 1989. From 1987 to 1988 he was primarily engaged as President of American
                                    Technology Investments Corp. ("ATI"), a
                                    consulting company specializing in the
                                    development and financing of early stage companies in the Mid-Atlantic area. He was President and Chief Executive Officer of
                                    Suburban Capital Corporation, a venture
                                    capital subsidiary of Sovran Financial
                                    Corporation (now Bank of America), from
                                    1983 to 1987. Prior to 1983, Mr. Linsert was Vice President of Inverness Capital
                                    Corporation, a small business investment company, and Vice President of First
                                    Virginia Bank. He also served as a Captain in the U.S. Marine Corps and as an artillery officer in Vietnam. He received an M.A. in economics from George
                                    Washington University and a B.A. from Duke
                                    University. Term expires in 2002.

Ann L. Johnson, M.D. ...........    Member - Compensation Committee.
Age 64                              Dr. Johnson has served as a physician on
                                    the neonatology staff of Mills Peninsula
                                    Hospital since 1992. Dr. Johnson has a
                                    private practice in psychiatry and
                                    psychopharmacology. Dr. Johnson has been a director of the Company since March 1995.
                                    Term expires in 2002.

Sandra Panem, Ph.D. ............    Member - Audit Committee.
Age 54                              Dr. Panem is the President of Panem and
                                    Company LLC, and a partner in Cross
                                    Atlantic Partners, Inc., an investment
                                    company specializing in biotechnology and healthcare. Prior to 1999, Dr. Panem was
                                    President of Vector Fund Management, L.P.
                                    ("VFM"), which focused on later-stage
                                    companies. Prior to joining VFM, she
                                    served as Vice President and Portfolio
                                    Manager for the Oppenheimer Global BioTech
                                    Fund, a mutual fund that invested in
                                    public and private biotechnology
                                    companies. Prior to joining Oppenheimer,
                                    Dr. Panem was a Vice President at Salomon
                                    Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem has been a director of the Company since May 1995.
                                    Prior to that time, she served as a
                                    director from June 1990 until February
                                    1993. Dr. Panem also serves as a director for Bioject, Inc. (healthcare equipment manufacturer) and Synaptic Pharmaceutical
                                    Corporation (biotechnolgy). Term expires in 2002.

ATTENDANCE AT MEETINGS

      In addition to Committee meetings, during fiscal 2000, the Board held six meetings. All directors of the Corporation attended 75% or more of all Board meetings and Committee meetings on which each director served.

DIRECTORS' FEES

      Each director who is not an employee of the Corporation receives an annual retainer of $10,000, plus expenses. These directors are also eligible to receive options under the Company's Option Plan. Currently, each eligible director receives each year options to purchase 15,000 shares of stock on the day of the Corporation's Annual Meeting of Stockholders, provided he or she has served as a Director of the Corporation for at least one year as of such Annual Meeting of Stockholders or otherwise has received Board approval for the grant. In addition, each newly elected director receives options to purchase 15,000 shares of the Corporation's Common Stock upon joining the Board. Directors may also be compensated for special assignments delegated by the Board. In the year ended October 31, 2000, each non-employee director received options resulting from their service as a Director to purchase 15,000 shares at $12.00 per share under the Option Plan. All option grants to Directors are granted at the closing price for the Corporation's Common Stock as reported on the NASDAQ Stock Market on the day prior to the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Corporation and to furnish copies of such reports to the Corporation. Based on a review of such reports, the Corporation believes that, during the fiscal year ended October 31, 2000, all such filing requirements were met.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information as of January 19, 2001 (unless otherwise specified) with respect to the beneficial ownership of the Corporation's Common Stock of each person who is known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, each director and nominee, each Named Executive Officer (as defined below), and all directors and executive officers as a group:

NAME AND ADDRESS OF                            SHARES BENEFICIALLY
BENEFICIAL OWNERS                                    OWNED (1)         PERCENTAGE OF CLASS
--------------------                           --------------------    --------------------
State of Wisconsin Investment Board
  121 East Wilson Street
  Madison, WI 53707.......................            2,227,612                 12.51%

Eastbourne Capital Management, L.L.C.
  1101 Fifth Avenue, Suite 160
  San Rafael, California 94901............            1,527,621 (2)              8.52%

Bank America Corporation
  100 North Tryon Street
  Charlotte, NC 28255.....................            1,518,479 (3)              8.53%

George W. Haywood
  642 Second Street
  Brooklyn, New York 11215................            1,420,754 (4)              7.93%

The College Retirement Equities Fund
  730 Third Avenue
  New York, NY 10017......................            1,285,150                  7.22%

Henry Linsert, Jr. .......................              561,290 (5)              3.09%

Richard J. Radmer, Ph.D. .................              564,000 (6)              3.14%

David J. Kyle, Ph.D. .....................              277,715 (7)              1.55%

Thomas C. Fisher..........................              227,505 (8)              1.27%

Jerome C. Keller..........................              217,000 (9)              1.20%

Peter L. Buzy.............................               78,000 (10)               *

George P. Barker..........................               10,000 (11)               *

Jules Blake, Ph.D. .......................               56,455 (12)               *

Ann L. Johnson, M.D. .....................               44,500 (13)               *

Gordon S. Macklin.........................              136,143 (14)               *

Douglas J. MacMaster......................               53,500 (15)               *

John H. Mahar.............................               44,350 (16)               *

Sandra Panem, Ph.D. ......................               48,000 (17)               *

Eugene H. Rotberg.........................               85,250 (18)               *

William D. Smart..........................               82,000 (19)               *

All Executive Officers and Directors
as a group (15 persons)...................            2,485,708                 12.90%

--------------
*    Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of January 19, 2001 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes currently exercisable warrants to purchase 116,289 shares.

 (3) Bank America Corporation shares voting and dispositive power with respect to these shares and Nationsbanc Capital Corporation shares voting and dispositive power with respect to 972,432 of such shares.

 (4) Includes currently exercisable warrants to purchase 99,677 shares.

 (5) Includes currently exercisable options and options exercisable within 60 days of January 19, 2001, to purchase 336,000 shares.

 (6) Includes 175,000 shares owned by Dr. Radmer's wife, 225,000 shares owned by the Radmer Family L.P., and currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 164,000 shares. Excludes 59,300 shares owned by other members of Dr. Radmer's family, and Dr. Radmer disclaims beneficial ownership of those shares.

 (7) Includes currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 150,650 shares.

 (8) Includes currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 169,000 shares.

 (9) Includes currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 214,000 shares.

(10) Consists of currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 78,000 shares.

(11) Consists of currently exercisable options and options exercisable within 60 days of January 19, 2001 to purchase 10,000 shares.

(12) Includes currently exercisable options to purchase 43,500 shares.

(13) Includes currently exercisable options to purchase 42,500 shares.

(14) Includes currently exercisable options to purchase 35,000 shares.

(15) Includes currently exercisable options to purchase 43,500 shares.

(16) Consists of currently exercisable options to purchase 44,350 shares.

(17) Includes currently exercisable options to purchase 42,500 shares.

(18) Includes currently exercisable options to purchase 43,500 shares.

(19) Includes currently exercisable options to purchase 43,500 shares.

                                 COMPENSATION

EXECUTIVE COMPENSATION

      The table below sets forth the annual and long-term compensation for services in all capacities to the Corporation for the fiscal years ended October 31, 2000, 1999 and 1998 of (i) the Chief Executive Officer and (ii) the five other most highly compensated executive officers of the Corporation whose salary and bonus exceeded $100,000 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                   ----------------------
                                 ANNUAL COMPENSATION                     AWARDS
                                 -------------------                     ------
NAME AND
PRINCIPAL                                                       SECURITIES UNDERLYING        ALL OTHER
POSITION                YEAR     SALARY ($)     BONUS ($) (1)          OPTIONS (#)        COMPENSATION ($)
--------                ----     ----------     -------------          -----------        ----------------
Henry Linsert, Jr.,     2000      250,667           51,700               60,000                --
Chief Executive         1999      235,000           32,900              210,000                --
Officer                 1998      230,875             --                 30,000                --

David J. Kyle,          2000      167,467           34,540               40,000                --
Sr. Vice President,     1999      157,000           21,980               67,750                --
Research and            1998      154,375             --                 20,000                --
Development

Thomas C. Fisher,       2000      162,133           33,440               40,000              1,053 (2)
Sr. Vice                1999      152,000           21,280               90,000              3,198 (2)
President, Operations   1998      149,375             --                 20,000              5,167 (2)

Richard Radmer,         2000      132,907           26,700               40,000                --
President               1999      117,749           15,978               40,000                --
                        1998      110,955             --                 20,000                --

Jerome C. Keller,       2000      162,133           33,440               40,000                --
Sr. Vice President,     1999      152,000           21,280               40,000                --
Sales and               1998      140,000             --                 20,000                --
Marketing

Peter L. Buzy,          2000      162,133           33,440               40,000                --
Chief Financial         1999      147,500           21,280               40,000                --
Officer (3)             1998       96,833             --                 50,000             55,348 (4)

----------
(1) All Named Executive Officers received bonuses based on performance in fiscal 2000 pursuant to the Corporation's Management Cash Bonus Incentive Plan (the "Bonus Plan"). See the Compensation Committee Report on Executive Compensation below for a description of the Bonus Plan.

(2) Consists of payments to Mr. Fisher to cover certain commuting expenses.

(3) Mr. Buzy joined the Corporation in March 1998.

(4) Consists of payments to Mr. Buzy to cover certain moving expenses.

OPTION GRANTS IN LAST FISCAL YEAR

      Shown below is information on grants to the Corporation's Chief Executive Officer and the Named Executive Officers of stock options pursuant to the Option Plan during the year ended October 31, 2000.

                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                   AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE APPRECIATION
                                                         INDIVIDUAL GRANTS                           FOR OPTION TERM (3)
                    ------------------------------------------------------------------------------ ----------------------------
                                                  PERCENTAGE OF
                          NUMBER OF               TOTAL OPTIONS
                          SECURITIES                GRANTED TO         EXERCISE OR
                          UNDERLYING               EMPLOYEES IN        BASE PRICE     EXPIRATION
NAME                 OPTIONS GRANTED (#)(1)      FISCAL YEAR 2000      ($/SH) (2)        DATE          5% ($)     10% ($)
----------------     -----------------------     ----------------      ------------   -----------      ------     -------
Henry Linsert, Jr.         60,000                       6.4                12.00        3/16/10        452,804   1,147,495

Thomas C. Fisher           40,000                       4.3                12.00        3/16/10        301,869     764,996

David J. Kyle              40,000                       4.3                12.00        3/16/10        301,869     764,996

Richard Radmer             40,000                       4.3                12.00        3/16/10        301,869     764,996

Jerome C. Keller           40,000                       4.3                12.00        3/16/10        301,869     764,996

Peter L. Buzy              40,000                       4.3                12.00        3/16/10        301,869     764,996

-----------------
(1) Options become exercisable ratably beginning six months from the date of grant through four years from the date of grant.

(2)   Options were granted at the market price on the date of grant.

(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price increases from the respective dates of grant in fiscal 2000 to the respective dates of expiration of such options in 2010 of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Corporation's stock price. The Corporation's stock price may increase or decrease in value over the time period set forth above.


OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

      Shown below is information with respect to the exercise of options to purchase the Corporation's Common Stock during fiscal 2000 under the Option Plan and unexercised options held under the Option Plan on October 31, 2000.

                                                              NUMBER OF
                                                        SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                                      HELD AT OCTOBER 31, 2000(#)    AT OCTOBER 31, 2000($)(1)
                                                   -------------------------------   --------------------------
                         SHARES
                        ACQUIRED         VALUE
NAME                 ON EXERCISE(#)   REALIZED($)   EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                 --------------   -----------   -----------    -------------     -----------    -------------
Henry Linsert, Jr.           --             --        254,000         196,000         2,304,634       2,487,255

Thomas C. Fisher         30,000        299,875        123,000         102,000           872,256       1,204,004

David J. Kyle            25,000        238,113        109,100          88,650           666,531       1,000,417

Richard Radmer               --             --        128,000          72,000           712,756         746,504

Jerome C. Keller             --             --        186,000          64,000         1,698,506         726,504

Peter L. Buzy            10,000         86,100         44,000          76,000           347,500         790,000

--------
(1) Total value of unexercised options is based on the closing price of the Corporation's Common Stock of $21.50 per share on October 31, 2000.

EMPLOYMENT AGREEMENTS

      The Company entered into employment agreements with Mr. Linsert, Dr. Radmer and Dr. Kyle in May 1990. The agreement with Mr. Linsert provides for an annual salary of $120,000, which is subject to normal periodic review. In 2000, the Board of Directors voted to increase Mr. Linsert's base annual salary to $258,500. This agreement does not have a fixed term but can be terminated with six months written notice by either Mr. Linsert or the Company. This agreement also prohibits Mr. Linsert from engaging in activities competitive with those of the Company during the period of Mr. Linsert's employment and for one year after leaving the employ of the Company. The agreements with Drs. Radmer and Kyle initially provided for an annual salary of $86,000 and $55,000, respectively, subject to normal yearly adjustments. These agreements provide for a two-year initial term with respect to Dr. Radmer and a one-year initial term for Dr. Kyle which are extended automatically for successive one year periods and can be terminated upon six months written notice given prior to the end of such successive one year periods by either the Corporation or Drs. Radmer and Kyle, as appropriate. In 2000, the Board voted to increase both Dr. Kyle's and Dr. Radmer's base annual salary to $172,700. In March 1998, the Company entered into an employment agreement with Mr. Buzy that provided for an annual salary of $140,000 and included a relocation reimbursement of up to $65,000. The agreement has a three year term, provides for normal periodic reviews and includes a severance fee of up to eighteen months salary. The agreement provides for a reduction of the severance fee by one twelfth for each month that Mr. Buzy's length of employment exceeds twenty four months. In March 2000, the Board voted to increase Mr. Buzy's salary to $167,000.

      In June, 2000 the company hired George P. Barker as Senior Vice President, General Counsel and Secretary. At that time, the Company entered into an employment agreement with Mr. Barker that provides for an annual salary of $167,000. The agreement has a three-year term and provides for a severance fee of up to twelve months' salary. The agreement provides that the severance fee shall be reduced by one-twelfth for each month that Mr. Barker's length of employment exceeds twelve months. The agreement further provides that the severance pay shall be paid, without any reduction, if the agreement is terminated under certain circumstances following a change of control of the Company.

BOARD COMMITTEES

      The Board has established a Compensation Committee and an Audit
Committee.

      The Compensation Committee of the Board has the authority and performs all the duties related to the compensation of management of the Corporation, including determining policies and practices, changes in compensation and benefits for management, determination of employee benefits and all other matters relating to employee compensation. The Compensation Committee also administers the Company's 1986 Stock Option Plan, as amended and restated in 1992, and the Company's 1997 Stock Option Plan (collectively the "Option Plan"). This Committee met five times during fiscal 2000. During the fiscal year ended October 31, 2000, the Compensation Committee consisted of Messrs. MacMaster, Mahar, and Smart and Dr. Johnson.

      The Audit Committee reviews the internal accounting and internal control procedures of the Corporation, consults with the Corporation's independent accountants and reviews the plan and scope of their audits as well as their findings and recommendations upon completion of the audit.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors (the "Audit Committee") in fiscal 2000 consisted of Dr. Blake, Mr. Macklin, Mr. Rotberg, and Dr. Panem, all of whom meet the independence and experience requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Audit Committee's responsibilities are as described in a written Charter adopted by the Board, which is attached as Appendix 1 to this Proxy Statement.

      The Audit Committee has reviewed and discussed the Corporation's audited financial statements for the fiscal year ended October 31, 2000 with management and with the Corporation's independent auditors, Ernst & Young LLP ("E&Y"). The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with E&Y their independence. Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2000 be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 for filing with the Securities and Exchange Commission.


           Submitted by the members of the Audit committee:

           Eugene H. Rotberg (Chairman)
           Sandra Panem, Ph.D.
           Jules Blake, Ph.D.
           Gordon S. Macklin

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

      During 2000, Dr. Johnson, Mr. MacMaster, Mr. Mahar and Mr. Smart served as members of the Compensation Committee. No director or executive officer of the Company is a director or executive officer of any other corporation that has a director or executive officer who is also a director or a board committee member of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933, as amended, or the 1934 Act.

      Decisions on compensation of the Corporation's executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Corporation. Douglas J. MacMaster Jr., John H. Mahar, William D. Smart and Ann L. Johnson served as members of the Compensation Committee for the entire fiscal year 2000. All decisions by the Compensation Committee relating to the compensation of the Corporation's executive officers are reviewed by its full Board, except for decisions concerning grants under the Option Plan.

      COMPENSATION POLICIES TOWARD EXECUTIVE OFFICERS. The Corporation's executive compensation policies are intended to provide competitive levels of compensation that reflect the Corporation's annual and long-term performance goals, reward superior corporate performance, and assist the Corporation in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Corporation's Common Stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Corporation's success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock options to executive officers under the Option Plan.

      COMPENSATION DEDUCTIBILITY POLICY. Under Section 162 (m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162 (m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162 (m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Corporation.

      The following describes in more specific terms the three elements of compensation that implement the Committee's compensation policies reported for fiscal 2000:

      BASE SALARY. Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the Named Executive Officers and other senior executives. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee's assessment of each officer's past performance and its expectation as to future contributions.

      MANAGEMENT CASH BONUS INCENTIVE PLAN. The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Corporation in attracting, retaining and motivating personnel required for the Corporation's continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company's performance for the previous year as it relates to the corporate performance objectives set at the beginning of that year. Bonuses will be paid to eligible participants during the first quarter of the following fiscal year based upon the results of individual performance measured against individual objectives set at the beginning of the year. Currently, Messrs. Linsert, Radmer, Fisher, Barker, Kyle, Keller, Buzy and other senior executives are eligible to participate in the Bonus Plan.

      No payments were made under the Bonus Plan in fiscal 1998. In fiscal 1999, $201,898 was paid under the Bonus Plan, representing 12% of all cash compensation paid to the Corporation's senior management, and in fiscal 2000, $297,793 was paid under the Bonus Plan, representing 17% of all cash compensation paid to the Corporation's senior management.

      LONG TERM COMPENSATION THROUGH STOCK OPTIONS. Prior to fiscal 1997, the Corporation had made grants under its Option Plan to provide long-term incentives tied to increases in equity value. In fiscal 1997, this practice continued, but options were granted under the Corporation's 1997 Stock Option Plan. Both plans are referred to herein as the "Option Plan". The Option Plan is administered by the Compensation Committee. Options granted in fiscal 2000 had exercise prices ranging from $8.00 to $23.25 per share representing the fair market value of the Corporation's Common Stock at the time of the grants. Options granted under the Option Plan vest over varying terms as determined by the Committee at the time of grant. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee's own deliberations as to the individual's contribution to the Corporation, overall level of compensation and seniority.

      OTHER COMPENSATION PLANS. The Company maintains a defined contribution plan (the "401(k) Plan") which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Code. The Corporation's senior executives are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Code Sections 401(k), 404 and 415 (i.e., $10,500 in
2000). All amounts deferred by a participant under the 401(k) Plan's salary reduction feature vest immediately in the participant's account while contributions the Company may make would vest over a five year period in the participant's account. While the Company may make "matching contributions" equal to a discretionary percentage, to be determined by the Company, of a participant's salary reductions, the Company has never made such contributions and has not yet determined whether to make such matching contributions in the future.

MR. LINSERT'S 2000 COMPENSATION. Mr. Linsert generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and long-term equity-linked compensation. To date, he has received 725,000 options under the Option Plan. The Committee's general approach in setting Mr. Linsert's compensation is not only to be competitive with other companies in the industry, but also to have up to one-third of his total compensation based upon the Corporation's performance.

             Submitted by the Members of the Compensation Committee:

             Ann L. Johnson, M.D.
             Douglas J. MacMaster, Jr.
             John H. Mahar
             William D. Smart


                              PERFORMANCE GRAPH

      The following graph sets forth the Corporation's total cumulative stockholder return as compared to the NASDAQ Composite Index and the Hambrecht & Quist Biotechnology Index for the period beginning October 31, 1995 and ending October 31, 2000. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Corporation, the stocks represented in the NASDAQ Composite Index and the Hambrecht & Quist Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Corporation has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future stock performance.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG MARTEK BIOSCIENCES CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE CHASE H & Q BIOTECHNOLOGY INDEX

                                                           Cumulative Total Return
                                    -------------------------------------------------------------------
                                         10/95       10/96      10/97      10/98      10/99      10/00
MARTEK BIOSCIENCES CORPORATION          100.00      112.42      58.17      40.52      42.48     112.42
NASDAQ STOCK MARKET (U.S.)              100.00      118.04     155.32     173.77     293.74     332.66
CHASE H & Q BIOTECHNOLOGY               100.00      113.81     116.20     137.97     247.04     429.42


* $100 INVESTED ON 10/31/95 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING OCTOBER 31.

                              VOTING PROCEDURES

      Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Corporation at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Directors are elected by a plurality of the affirmative votes cast.

      Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" are treated as votes against proposals presented to stockholders other than elections of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                             INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP ("E&Y") has acted as the Corporation's independent auditors for the year ended October 31, 2000 and has been selected by the Board to act as such for 2001. Representatives of E&Y are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

      AUDIT FEES The aggregate fees billed for professional services rendered by E&Y for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2000 was $55,966. In addition, $12,472 was billed for quarterly reviews of the Company's quarterly reports.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES E&Y performed no financial information system design or implementation work for the Company during the fiscal year ended October 31, 2000.

      ALL OTHER FEES The aggregate fees billed for all other professional services rendered by E&Y for the fiscal year ended October 31, 2000 was approximately $120,000.

      The Audit Committee of the Board of Directors has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above are compatible with maintaining E&Y's independence.

                            STOCKHOLDER PROPOSALS

      All stockholder proposals intended to be included in the Corporation's 2002 proxy must be received by the Corporation no later than October 11, 2001 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Corporation's proxy statement and form of proxy relating to that meeting.

      All stockholder proposals intended to be presented at, but not included in the Corporation's proxy statement for the 2002 Annual Meeting of the Corporation, must be received by the Corporation no later than December 26, 2001.

                                OTHER MATTERS

      Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Corporation.

                            By Order of the Board of Directors


                            /s/ GEORGE P. BARKER

                            George P. Barker
                            Secretary

                           AUDIT COMMITTEE CHARTER
                        MARTEK BIOSCIENCES CORPORATION

PURPOSE

      The audit committee of the board of directors shall assist the board in monitoring (1) the integrity of the financial statements of the company, (2) the company's compliance with legal and regulatory requirements and (3) the independence and performance of the company's internal and external auditors.

COMPOSITION

By at least June 14, 2001, the membership of the audit committee shall consist of at least three members of the board of directors, who shall serve at the pleasure of the board of directors and be designated by the full board of directors, and who shall meet the following criteria:

      1. Each member of the audit committee must be an independent director within the meaning of the applicable rules of the Nasdaq Stock Market, or any securities exchange on which the company's securities may be traded in the future.

      2. Each member of the audit committee must be able to read and understand fundamental financial statements, including the company's balance sheet, income statement, and cash flow statement, or become able to do so within a reasonable period of time after his or her appointment to the audit committee.

      3. At least one member of the audit committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

DUTIES

In meeting its responsibilities, the audit committee is expected to:

         1. Make regular reports to the board.

         2. Review and reassess the adequacy of the committee's charter annually and recommend any proposed changes to the board of directors for approval.

         3. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the company's system of internal controls.

         4. Determine whether to recommend to the board of directors that the annual audited financial statements be included in the company's annual report on Form 10-K.

         5. Review with management and the company's independent auditors any significant financial reporting issues raised by them in connection with the preparation of the company's financial statements.

         6. Review proposed major changes to the company's auditing and accounting principles and practices that are brought to the attention of the audit committee by independent auditors, internal auditors or management.

         7. Recommend to the board of directors the independent auditors to be engaged.

         8. Confirm and assure the independence of the independent auditors by:

            a. Obtaining from the independent auditors a formal written statement delineating all relationships between the independent auditors and the company, consistent with Independence Standards Board Standard 1.

            b. Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

            c. Taking, or recommending that the full board of directors take, appropriate action to oversee the independence of the independent auditors.

         9. Review the performance of the independent auditors and, if so determined by the audit committee, recommend that the board replace the independent auditors.

        10. Review the appointment and replacement of the senior internal auditing executive, if any.

        11. Review any significant reports to management prepared by the internal auditing department, if any, and management's responses.

        12. Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

        13. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

        14. Review with the independent auditors any management letter provided by the auditors and management's response to that letter.

        15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement. The first such report is to be included in the proxy statement for the 2001 annual meeting of stockholders.

        16. Review with the board as necessary in the audit committee's judgment the company's policies and procedures regarding compliance with applicable laws and regulations and with the company's code of conduct, if any.

        17. Review with counsel legal matters that are brought to the audit committee's attention and that may have a material impact on the financial statements, the company's compliance policies and material reports or inquiries received from regulatory bodies.

        18. Meet at least annually with the chief financial officer, the senior internal auditing executive, if any, and the independent auditor in separate executive sessions.

POWERS

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation. The committee may ask members of management or others to attend its meeting and provide pertinent information as necessary.

RELATIONSHIP WITH AUDITORS AND BOARD OF DIRECTORS

The company's independent auditors are ultimately accountable to the board of directors of the company and to the audit committee, as representatives of the stockholders of the company. The board of directors and the audit committee, as representatives of the company's stockholders, have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and independent auditors. Nor is it the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and independent auditors or to assure compliance with laws and regulations and the company's code of conduct, if any.

[X] PLEASE MARK VOTES            REVOCABLE PROXY
    AS IN THIS EXAMPLE     MARTEK BIOSCIENCES CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MARCH 16, 2001

The undersigned holder of the Common Stock of Martek Biosciences Corporation (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated February 14, 2001 and hereby constitutes and appoints Henry Linsert, Jr. and George P. Barker or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Friday, March 16, 2001 and at any adjournment or adjournments thereof.
                                    _________________________________
Please be sure to sign and date     Date
 this Proxy in the box below.
_____________________________________________________________________




----Stockholder sign above--------Co-holder (if any) sign above------

                                             WITH-  FOR ALL
                                      FOR    HOLD   EXCEPT
The proxies are instructed to         [ ]     [ ]    [ ]
vote as follows:

Proposal 1: Election of Class I Directors.

DOUGLAS J. MACMASTER, JR., JOHN H. MAHAR AND EUGENE H. ROTBERG


INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

____________________________________________________________________________



      Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR the election of Directors and in the best discretion of the proxy holders as to any other matters.

      Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.